FILED PURSUANT TO RULE 424 (b)(3)
UNDER THE SECURITIES ACT OF
1933 IN CONNECTION WITH
REGISTRATION NO. 333-49948

PROSPECTUS SUPPLEMENT
dated May 19, 2008
(to Prospectus dated December 1, 2000)

KILROY REALTY CORPORATION
424,719 Shares of Common Stock

This prospectus supplement supplements and amends the accompanying prospectus dated December 1, 2000 (the “base prospectus”), as supplemented by the prospectus supplement dated October 23, 2003 (the base prospectus, as supplemented, the “prospectus”), relating to the issuance of 424,719 shares of common stock of Kilroy Realty Corporation, a Maryland corporation (the “Company”), to the holders of common units representing limited partnership interests in Kilroy Realty L.P. and the possible resale of shares of common stock by these and other holders named in the prospectus. Of the 424,719 shares of common stock issuable pursuant to the prospectus, 422,749 shares of common stock of the Company have been issued and may be resold pursuant to the prospectus. The holders identified in this prospectus supplement owned or currently own common limited partnership units and have tendered or may tender their common units to Kilroy Realty, L.P. for cash redemption. We may elect to exchange their tendered units on a one-for-one basis for shares of our common stock. We will not receive any of the proceeds from the issuance of the common stock to the holders or from the resale of the shares by the holders.

Our common stock is listed on the New York Stock Exchange under the symbol “KRC.” On May 16, 2008, the last reported sales price of our common stock on the New York Stock Exchange was $53.77 per share.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” included in the base prospectus, as amended or supplemented by an applicable prospectus supplement or our periodic reports and other filings with the Securities and Exchange Commission subsequent to the date of the base prospectus, which are incorporated by reference into the registration statement of which the base prospectus is a part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

May 19, 2008

TABLE OF CONTENTS

Page
PROSPECTUS SUPPLEMENT

SELLING STOCKHOLDERS	S-1

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or the “Company” mean Kilroy Realty Corporation, including our consolidated subsidiaries.

You should rely only on the information contained in or incorporated by reference into the base prospectus, as supplemented. Neither we nor the holders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the base prospectus nor any related prospectus supplement is an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. Neither the base prospectus nor any related prospectus supplement is an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in the base prospectus or any related prospectus supplement is correct on any date after the date on the front of the base prospectus or related prospectus supplement, respectively, even though the base prospectus or prospectus supplement is delivered or shares are sold pursuant to the base prospectus and prospectus supplements at a later date. Since the respective date of the base prospectus and each related prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

SELLING STOCKHOLDERS

The “selling stockholders” are the persons who have received or may receive shares of our common stock registered pursuant to the registration statement of which the base prospectus is a part in exchange for common units. The following table provides the names of certain of the selling stockholders, the maximum number of shares of common stock issued or issuable to the selling stockholders in the exchange and the aggregate number of shares of common stock that will be owned by the selling stockholders after the exchange. The number of shares on the following table represents the number of shares of common stock into which common units held by the selling stockholders are exchangeable, including those shares that have been issued in exchanges effected to date. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to the base prospectus and each related prospectus supplement or that the selling stockholders will own upon completion of the offering to which the base prospectus and each related prospectus supplement relate.

The selling stockholders named below may from time to time offer the shares of common stock offered by the base prospectus and each related prospectus supplement:

Name	Common Shares Owned Prior to the Exchange(1)	Maximum Number of Common Shares Issued or Issuable in the Exchange and Available for Resale(1)		Common Shares Owned Following the Exchange(1)(2)		Number of Common Shares to be Resold(l)	Common shares Owned after Resale(1)(2)(3)
				Shares	Percent		Shares	Percent
Commercial Management Corporation	—	227,507	(4)	227,507	*	227,507	—	—
Allen Investments, Inc.	—	178,548	(5)	178,548	*	178,548	—	—
Allen Capital Partners, LLC	—	18,664	(6)	18,664	*	18,664	—	—

Total	—	424,719		424,719		424,719	—	—

* Less than one percent of the outstanding shares of common stock.

(1) Based on information available to us as of the date of this prospectus supplement.  Assumes that all shares of common stock previously issued in exchange for common units have been sold.

(2) Assumes that we exchange the common units of the selling stockholders for shares of common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder. Also assumes that no transactions with respect to common stock or common units occur other than the exchange.

(3) Assumes the selling stockholders sell all of their shares of common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder.

(4) Represents 226,522 shares of common stock issued in exchange for common units and 985 shares of common stock issuable, at our option, upon exchange of presently outstanding common units; the 985 shares have been pledged to Sun Trust Bank pursuant to a revolving line of credit.

(5) Represents 177,563 shares of common stock issued in exchange for common units and 985 shares of common stock issuable, at our option, upon exchange of presently outstanding common units.

(6) Represents 18,664 shares of common stock issued in exchange for common units.